Exhibit 107

Calculation of Filing Fee Tables

S-3

CEA Industries Inc.

Table 1: Newly Registered and Carry Forward Securities

		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Debt	Debt Securities	457(r)				0.00015310
Fees to be Paid	2	Equity	Preferred Stock	457(r)				0.00015310
Fees to be Paid	3	Equity	Common Stock, par value $0.00001	457(r)				0.00015310
Fees to be Paid	4	Other	Depositary Shares	457(r)				0.00015310
Fees to be Paid	5	Other	Warrants	457(r)				0.00015310
Fees to be Paid	6	Other	Rights	457(r)				0.00015310
Fees to be Paid	7	Other	Purchase Contracts	457(r)				0.00015310
Fees to be Paid	8	Other	Units	457(r)				0.00015310
	9	Equity	Common Stock, par value $0.00001 per share	457(o)	$50,000,000.00		$50,000,000.00	0.00015310	$7,655
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
				Total Offering Amounts:			$50,000,000.00		$7,655
				Total Fees Previously Paid:					$0.00
				Total Fee Offsets:					$0.00
				Net Fee Due:					$7,655

Offering Note

(1)	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, CEA Industries Inc. (“CEA Industries”) is deferring payment of all of the registration fee. Registration fees will be paid subsequently on a “pay as you go” basis. CEA Industries will calculate the registration fee applicable to an offer of securities pursuant to this Registration Statement based on the fee payment rate in effect on the date of such fee payment. An indeterminate aggregate initial offering price and number or amount of the securities of each identified class is being registered as may from time to time be issued at indeterminate prices, including securities that may be issued upon exercise, conversion, settlement or exchange of, any securities offered hereunder.
(2)	See footnote (1) for detailed information.
(3)	See footnote (1) for detailed information.
(4)	See footnote (1) for detailed information.
(5)	See footnote (1) for detailed information.
(6)	See footnote (1) for detailed information.
(7)	See footnote (1) for detailed information.
(8)	See footnote (1) for detailed information.
(9)	In accordance with Rule 457(o), the registrant is paying fees in connection with the $50,000,000.00 of the registrant’s common stock that may be issued and sold from time to time under the Sales Agreement.